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                                                                  EXHIBIT 10.56

                         PROFESSIONAL SERVICES AGREEMENT

                                     BETWEEN

                     THE NEW YORK STATE DEPARTMENT OF LABOR

                                       AND

                           APPLIED THEORY CORPORATION


THIS PROFESSIONAL SERVICES AGREEMENT ("Agreement") is entered into by and between AppliedTheory Corporation, ("AppliedTheory") and the New York State Department of Labor (" Department"). In consideration of the terms and conditions and mutual promises contained herein, the parties agree as follows:

1. SCOPE OF AGREEMENT

         1.1 This Agreement will be implemented annually through one or more Statements of Work entered into from time to time by AppliedTheory and the Department. Each Statement of Work will specify the services to be performed by AppliedTheory ("Services"). Software programming and development services ("Software Development Services") will be performed on a time and materials basis. Other related Services including "Web Hosting" and "Internet Access" will be performed on a fixed price basis. The initial description of work to be performed ("Scope of Work"), attached hereto as Appendix B and hereby incorporated by reference, sets forth the overview of work to be completed during the term of the contract. Specific Statements of Work will become effective upon execution by authorized representatives of both parties. Statements of Work will be numbered consecutively.

         1.2 The parties shall jointly develop specified plans for each project ("Project Plans") which shall identify the deliverables, including a description of the work to be performed, the personnel assigned to perform the work, the time frames for completion of each step in the project and any other relevant factors or contingencies that may be required. AppliedTheory shall deliver an updated Project Plan to the Department on a bi-monthly basis. The parties agree and understand that the nature of the services further requires that the Project Plans may be modified as reasonably requested by the Department and the U.S. Department of Labor. These changes may result in modifications to the Project Plan, deliverables, associated work plans, resource allocations, schedules and costs. Any modification to a Project Plan must be set forth in writing and agreed to by the parties. All time periods for completion of work as well as acceptance and testing set forth in a Project Plan shall be amended in accordance with the modified Project Plan.

2. DEVELOPMENT OF THE WORK

         2.1 AppliedTheory shall develop the software (the "Software") and perform all other Services specified in each Statement of Work and Project Plan subject to and in accordance with the terms of this Agreement. AppliedTheory shall exercise best efforts to deliver the Services and other deliverables set forth in a Project Plan (together, the "Deliverables") according to the delivery schedule set forth in such Project Plan (the "Delivery Schedule"). Changes in scope of the deliverable, requirements, functional specifications, personnel resources or schedule will result in amended plans as either jointly developed by the parties or as submitted by AppliedTheory and not objected to in writing by the Department within five (5) business days.

         2.2 The Department shall provide to AppliedTheory such information and cooperation as AppliedTheory may reasonably request to assist AppliedTheory in the development of the Deliverables, and AppliedTheory may use such information in connection with such development. In the event of a delay by the Department in providing such information to and cooperation with AppliedTheory or in approving the Deliverables within the time set forth in this Agreement, or in the event of a delay caused by third parties, the delivery date for the affected Deliverables shall be deemed postponed for at least an equivalent period and the Delivery Schedule shall be amended accordingly. Where such delays impact other projects and/or deliverables all plans shall be modified as appropriate.

3. TERM AND TERMINATION

         3.1 This Agreement shall commence on June 15, 2000 and, unless earlier terminated pursuant to Paragraphs 3.2, 3.3, 3.4 or 4.5, continue for a period of five years.

         3.2 Either party may terminate this Agreement by written notice if the other party commits a material breach of any of its obligations under this Agreement and has not remedied such breach within thirty (30) days of receiving written notice of the breach.


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         3.3 Either party may terminate this Agreement by written notice if the other party shall cease conducting business in the normal course, become insolvent or bankrupt, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or become the subject of any proceeding relating to insolvency or the protection of creditors' rights which is not dismissed within sixty (60) days.

         3.4 The Department may terminate this Agreement without cause within
(60) sixty days written notice.

         3.5 Termination of this Agreement shall not relieve the Department of its obligation to pay charges that accrued prior to termination except to the extent such charges relate to services that form the basis for termination of this Agreement for cause pursuant to Paragraph 3.2.

4. COMPENSATION AND PAYMENT TERMS

         4.1 Payment to AppliedTheory shall be made monthly in arrears for all time and materials expended by AppliedTheory during the preceding month. Any estimated time requirements for such work which are set forth in the Statement of Work are solely AppliedTheory's estimate, and should not be construed as a limitation on services or a cap on fees. The Department shall pay AppliedTheory one flat monthly fee in arrears for Web Hosting, Internet Access, or other fixed-priced Services. The Department shall pay AppliedTheory for all authorized expenses incurred by AppliedTheory in connection with performance hereunder. The Department will pay the amount stated in each invoice within thirty days of date of invoice in accordance with Appendix A and the attachments (including certifications) thereto, which are attached hereto and hereby incorporated by reference.

         4.2 The rates charged for services including time and materials are set forth in Appendix C, which is hereby incorporated by reference. The rates shall remain fixed at the same rates for a period of one year. The parties agree to negotiate in good faith annually for rates applicable for the next succeeding year. In no event shall any rate increase exceed the Consumer Price Index for the location at which work is performed. AppliedTheory hereby warrants that such rates represent the most favorable pricing terms available to any of its customers for similar quantity and quality of services and shall reduce its prices to the lowest price given to any other customer for the same products and Services in similar quantities and qualities.

         4.3 The charges do not include taxes or duties. The Department is exempt from the payment of federal, state and local taxes. The Department shall not be responsible for paying taxes based on AppliedTheory's net income.

         4.4 If the Department fails to pay any sum due under a Statement of Work, any late payment fees shall be determined in accordance with Article 11-A of the State Finance Law.

         4.5 In accordance with section 41 of the State Finance Law, the State shall have no liability under this contract to AppliedTheory beyond funds appropriated and made available for this contract by the New York State Legislature pursuant to one or more grants issued to the Department by the U.S. Department of Labor.

         4.6 The anticipated scope of the contract provides for expenditures of up to Eighty Two Million Dollars ($82,000,000) during the term of this Agreement in annual increments set forth in Appendix B. The amount available for expenditure for the first year through June 15, 2001 is Nineteen Million Dollars ($19,000,000.00). The Department shall seek additional funding in the amounts set forth in Appendix B from the U.S. Department of Labor.

5. STAFFING BY EACH PARTY

         5.1 When members of one party's staff are employed on the premises of the other party, they will comply with such rules and regulations of which they are notified for the conduct of staff on those premises.

         5.2 All members of both parties' staff participating in the performance of the Services will possess the appropriate skills, authority and experience for the tasks assigned to them, and will be available at such times as are agreed by the parties.

         5.3 Where required under a Statement of Work, each of the parties will provide appropriate office accommodations, equipment and support to members of the other party's staff.

         5.4 Upon execution of this Agreement, each party will designate a member of its staff as contract coordinator, responsible for all administrative matters relating to this Agreement and the Services. Additionally, each party will designate a member of its staff as Project Manager who will have the authority to represent such party on all technical and staffing matters relating to the Services. A party may change its designated coordinator or project manager on notice to the other party.

6. DELIVERY OBLIGATIONS; ACCEPTANCE



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         6.1 AppliedTheory will deliver to the Department one copy of the
Software in object code form, and one copy of the Software in Source Code Form at the time completion of work for each Deliverable set forth in the Project Plan for acceptance testing. For purposes hereof, the term "Source Code Form" shall mean a well-documented listing in printed form of the source code (i.e., human intelligible version) of the Software, the related instructions and compilers necessary for building that software into object code and written materials sufficient to permit a person skilled in the language of the source code to follow and understand the theory and sequence of program operation and to maintain and modify the program. Upon termination of this Agreement, the Department shall retain the Software and the Source Code Form for its continued and uninterrupted use and development subject to the license provisions of
Section 12.

         6.2 Upon delivery to the Department of a Deliverable, the Department shall have fifteen (15) days to conduct acceptance testing and approve or reject such Deliverable. A Deliverable shall include all functional specifications (and, if applicable, performance specifications) set forth in a Project Plan. The Department shall deliver to AppliedTheory a written notice of either acceptance or rejection within such period. The Department may not reject a Deliverable unless such Deliverable fails to comply materially with the relevant specifications or other descriptions contained in a Project Plan and Statement of Work. A Deliverable shall not be rejected for bugs that do not affect the operation of the Software in accordance with the Project Plan and Statement of Work in any material respect. If the Department rejects any Deliverable, its notice of rejection shall include the reasons for its rejection and the Department shall return the rejected Deliverable to AppliedTheory. AppliedTheory shall make best efforts to correct and/or replace such Deliverable promptly. This process shall continue until the Department approves the Deliverable without any additional costs beyond that specified for the anticipated hours set forth in a Project Plan. Any modification to a Project Plan must be set forth in writing and agreed to by the parties. All time periods for completion of work as well as acceptance and testing set forth in a Project Plan shall be modified in accordance with the modified Project Plan.

7. INFRINGEMENT INDEMNITY

         7.1

                  A. AppliedTheory will defend, indemnify and hold harmless the Department against any claim that any information, design, specification, instruction, software, data, or material furnished by AppliedTheory ("Material") and used by the Department infringes a copyright, patent, or trademark, provided that: (a) the Department notifies AppliedTheory in writing within thirty (30) days of the claim; (b) AppliedTheory has control of the defense and all related settlement negotiations; and (c) the Department provides AppliedTheory with the assistance, information, and authority reasonably necessary to perform the above. The Department shall be reimbursed by AppliedTheory for any reasonable out-of-pocket expenses incurred by providing such assistance. The Department may participate in the defense of and settlement negotiations relating to any such claim, at its own expense.

                  B. AppliedTheory shall have no liability for any claim of infringement resulting from: (a) the Department's use of a superseded or altered release of some or all of the Material if infringement would have been avoided by the use of a subsequent unaltered release of the Material which AppliedTheory has provided to the Department; or (b) any information, design, specification, instruction, software, data, or material not furnished by AppliedTheory.

                  C. In the event that some or all of the Material is held or is believed by AppliedTheory to infringe, AppliedTheory shall have the option, at its expense:
                           (a) to modify the Material to be non-infringing; or
                           (b) to obtain for the Department a license to continue using the Material. If it is not commercially feasible to perform either of the above options, then AppliedTheory may require that the Department return the infringing Material, and all rights of the Department thereto shall cease. Upon return of the infringing Material to the AppliedTheory, the Department may terminate the affected Statement of Work upon ten (10) days' written notice and: the Department shall be entitled to a refund of the fees paid for the Deliverables which contain the infringing Material. This Section states the parties' entire liability and exclusive remedy for infringement.

8. REPRESENTATIONS AND WARRANTY

         8.1

                  A. Expertise. AppliedTheory represents and warrants that it is highly skilled and experienced in performing the services described in the Statements of Work and Project Plans. AppliedTheory acknowledges that the Department is relying upon the skill and expertise of AppliedTheory for the performance of this Agreement.


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                           AppliedTheory warrants that it will perform the
                           services described herein in a good and workmanlike manner and in accordance with the specifications contained in the Statements of Work and Project Plan.

                  B. Non-Infringement of Third Party Rights. Services provided under this Agreement will not violate or in any way infringe upon the rights of third parties, including property, trade secrets, proprietary rights and non-disclosure rights, or any trademark, copyright or patent rights.

                  C. AppliedTheory does not warrant that the Work will operate at all times without interruption or will be error free.

                  D. AppliedTheory warrants that the Web Hosting and Access Service will perform in accordance with the service descriptions contained in Appendices F and G.

         8.2 Additional work on the Deliverables will be charged on a time and materials basis in accordance with the consulting rates established herein.

         8.3 The warranty herein is exclusive and in lieu of all other warranties, whether express or implied. APPLIEDTHEORY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9. ALLOWANCE FOR SERVICE INTERRUPTIONS (ACCESS AND WEB HOSTING)

         9.1 The Department's sole and exclusive remedy for Service interruptions in connection with Access and Web Hosting Services will be credits based upon the accumulated interruption of Service, measured from the time of notification to the AppliedTheory Customer Support Center ("CCC") to the restoration of Service as described below. Any claim for credit must be submitted in writing by Department to AppliedTheory within ten business days of the interruption.

                  A. If the accumulated interruption of Service is equal or greater than one (1) hour, but less than four (4) hours in any one day, Department shall receive a credit equal to the pro-rated monthly charges for the period that such interruption existed.

                  B. If the accumulated interruption of Service is more than four (4) hours in any one day, Department shall receive a credit equal to the pro-rated charges for one (1) day's service.

                  C. If the accumulated interruption within any seven (7) day period equals or exceeds ninety-six (96) hours, Department shall receive a credit equal to the pro-rated charges for 1 week's Service or may terminate the affected Access or Web Hosting Service with no penalty.

         The Department shall not receive credit if an interruption is (a) caused by the negligence or willful misconduct of the Department or others authorized by the Department to use the Services provided by AppliedTheory; (b) due to a failure of power, or any problem of any type occurring at the Department's side of the Service Demarcation; (c) caused by the failure of access to AppliedTheory's network, unless such failure is solely caused by AppliedTheory; (d) a result of scheduled maintenance, or (e) due to any cause beyond AppliedTheory's control. The Department shall also not receive credit if correction of the problem requires access to the Department's premises and such access is denied or delayed by the Department.

         AppliedTheory provides no service level guarantees or credits for optional or additional services including POP mail and Network News and temporary outages may occur as a result of scheduled or unscheduled maintenance.

         AppliedTheory shall provide the Department with a report setting forth the reason for any outage including the time period of any outage and the plan for preventing reoccurrence of such outage in the future within five days.

10. LIMITATION OF LIABILITY

         10.1 In no event shall either party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by the other party or any third party, whether in an action in contract or tort, even if such party has been advised of the possibility of such damages.

         10.2 AppliedTheory's liability for damages hereunder shall in no event exceed the lesser of $10,000,000 or the amounts paid for the Deliverables under the applicable Statement of Work; provided however that AppliedTheory's liability for damages with respect to Section 7 and sub-Section 10.4 herein shall be without limitation.


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         10.3 The provisions of this Agreement allocate the risks under this
Agreement between AppliedTheory and the Department. The Department acknowledges that AppliedTheory's pricing reflects this allocation of risk and the limitations of liability specified herein.

         10.4 AppliedTheory shall fully defend, indemnify and save harmless the Department from suits, actions, damages and costs of every name and description relating to personal injury, damage to real or personal tangible or intangible property, or any other claim for direct damages arising as a result of acts or omissions of AppliedTheory, its officers, employees, subcontractors, partners or agents

11. NON-DISCLOSURE

         11.1 The parties may provide to one another information that is confidential ("Confidential Information"). Confidential Information shall be limited to information clearly identified in writing as confidential when delivered. Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party's lawful possession prior to the disclosure and has been obtained by the receiving party either directly or indirectly from the disclosing party; (c) is lawfully disclosed by the disclosing party to a third party without restriction on disclosure; (d) is independently developed by the receiving party; or (e) is disclosed by operation of law. The parties agree to hold each other's Confidential Information in confidence while the Services are being performed and for a period of three years thereafter provided however, Software and Source code shall be subject to the provisions of Section 12 and the Sub-License Agreement and held in confidence in perpetuity.

         11.2 The Department shall: (a) keep confidential the Software and the source code therefor, and limit access to the same to those of its employees, agents and subcontractors who are engaged in the use of the Software and shall not, except as expressly permitted herein, publish, communicate or disclose, or permit to be published, communicated or disclosed, to third parties such information and data without AppliedTheory's prior written consent; (b) reproduce on any copy of the Software copyright notices; and (c) notify AppliedTheory immediately if the Department becomes aware of any unauthorized use of the whole or any part of the Software.

12. PROPRIETARY RIGHTS

         12.1 Subject to the terms and conditions set forth herein, AppliedTheory grants to the Department a perpetual, non-exclusive, royalty-free license:

                  a. To use, copy and reproduce the Software in any and all forms and media now known or hereafter invented for any purpose relating to the Department's programs;

                  b. To recast, reorganize, convert, translate, modify, improve and edit the Software and to prepare or have prepared one or more derivative works of any sort therefrom or based thereon for any purpose relating to the Department's programs;

                  c. To sublicense other governmental entities or authorized providers of such entities (hereinafter "Sublicensees") to use (but without the right to sublicense) the Software in object code form for any purpose relating solely to Workforce Development Services provided by the Department; and

                  d. Solely in the event that the grant funding from the U.S. Department of Labor to the Department which is being used to fund the development and support of the Software is permanently terminated, the Department shall have the right to sublicense the source code to Sublicensees to use, modify, improve and edit (but without the right to sublicense) the Software solely for purposes of completing the development of the Software related to the provision of Workforce Development Services; and

                  e. To copy and to grant to its Sublicensees the right to copy the Software in support of the foregoing permitted uses and sublicenses set forth in the above clauses (a), (b), (c) and (d).

         12.2 Preexisting Works. Title to all works, including any software, codes, data, interfaces and documentation or portions thereof, used and/or developed by AppliedTheory prior to the date of agreement number C000525 or developed by AppliedTheory for purposes other than in connection with the Software, and to all algorithms, know-how, ideas, techniques, and concepts used by AppliedTheory in the performance of this Agreement, whether or not

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incorporated in the Software (collectively, "Preexisting Works"), will remain the property of AppliedTheory, subject only to the license rights granted to the Department in Paragraph 12.1.

         12.3 Developed Works. All computer software programs (including codes, data, interfaces and documentation) which have been and will be created by AppliedTheory in the performance of this Agreement, including without limitation the Software, is the exclusive property of AppliedTheory, subject only to the license rights granted to the Department in Paragraph 12.1. The Department hereby assigns to AppliedTheory any rights it may have in the Software and in any associated copyrights, subject to the licenses expressly granted in this Agreement. The Department agrees to assist AppliedTheory in obtaining copyrights to the Software and will execute any documents that AppliedTheory may reasonably request for use in obtaining or enforcing such copyrights. Any expenses incurred in obtaining such copyrights shall be the sole responsibility of AppliedTheory.

         12.4 The Department hereby agrees that all sublicenses of the Software granted by the Department shall be in writing and contain appropriate and adequate protections of AppliedTheory's intellectual property, confidentiality and other rights. The parties acknowledge and agree that the Sub-License Agreement, attached hereto as Appendix D and hereby incorporated by reference, contains such appropriate and adequate protections. The Department shall enforce the terms of such sublicenses to the extent necessary to protect AppliedTheory's intellectual property, confidentiality and other rights.

         12.5 Until the Termination Date, AppliedTheory shall not use the Software (but may use components thereof ) for or on behalf of, or license the Software (but may license components thereof ) to, any third parties except on terms agreed to between the Department and AppliedTheory in a separate agreement negotiated in good faith. Nothing in this Agreement shall limit AppliedTheory's right to use or license Preexisting Works which may be incorporated into the Deliverables.

         12.6 For purposes of this Section 12, the following terms shall have the following meanings:

                  (a) "Software" Shall mean the software AppliedTheory provides to the Department including that provided under previous agreements as more particularly described in Appendix E hereto, which is hereby incorporated by reference, including all modification, enhancements and revisions to such software made by or through either of the parties hereto.

                  (b) "Termination Date." Shall mean the (i) the date this Agreement expires or is otherwise terminated by the parties, or, if earlier (ii) the last date for which funding of Software Development Services is permanently terminated by the U.S. Department of Labor and no longer available to the Department.

                  (c) "Workforce Development Services" means services relating to job searches, including management of "welfare-to-work" programs, collection of labor market information and tracking of employers, job seekers and job training programs under federal and state programs.

13. ADDITIONAL SERVICES

         13.1 AppliedTheory shall provide web hosting services to the Department including hardware, software, networking, and help desk services for national and state sites and for Association sites, ACINet and ALX at rates set forth in Appendix C and in accordance with the Service Description contained in Appendix F, attached hereto and hereby incorporated by reference. AppliedTheory shall, upon request and approval of the Department, purchase equipment in support of the web hosting site on behalf of the Department at competitive market prices and, where applicable, pursuant to State centralized contracts. Such equipment shall reside at AppliedTheory's web hosting facilities during the term of the Agreement Title and ownership to all equipment purchased under the contract shall vest with the State of New York . Such equipment shall be returned to the Department at the termination of the contract or upon removal from service, whichever is earlier.AppliedTheory will invoice the Department for all labor and expenses incurred by AppliedTheory related to de-installation, packaging, and shipping of the Department's equipment.

         13.2 AppliedTheory shall provide access to Internet service at rates established in Appendix C and in accordance with the Service Description contained in Appendix G, attached hereto and hereby incorporated by reference.


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         13.4 AppliedTheory will provide, upon request of the Department, the services specified herein to other states at such states sites in furtherance of the terms of the Department's technical support responsibilities under the federal grant issued by the U.S. Department of Labor. Such services shall be provided pursuant to the rates and terms of this Agreement.

14. REVENUE SHARING ARRANGEMENT

         14.1 The Department grants AppliedTheory an exclusive right to provide services related to the Association version of the Software to certain private not-for-profit entities and other for-profit entities. In the event that AppliedTheory charges fees for such services during the term of this Agreement, AppliedTheory and the Department agree to share a portion of such fees in accordance with the terms and conditions established by the parties in a separate written agreement which shall be paid by AppliedTheory as credit for fees owing under this Agreement.

15. YEAR 2000 DATE CHANGE WARRANTY

         15.1. Definitions

         For purposes of this warranty, the following definitions shall apply:

                  a. "PRODUCT" shall include, without limitation: any piece or component of equipment, hardware, firmware, middleware, custom or commercial software, or internal components or subroutines therein which perform any date/time data recognition function, calculation, comparing or sequencing. Where services are being furnished, e.g. consulting, systems integration, code or data conversion or data entry, the term "Product" shall include resulting deliverables.

                  b. "APPLIEDTHEORY'S PRODUCT" shall include all Product delivered under this Agreement by AppliedTheory other than Third Party Product.

                  c. "THIRD PARTY PRODUCT" shall include product manufactured or developed by a corporate entity independent from AppliedTheory and provided by AppliedTheory on a non-exclusive licensing or other distribution Agreement with the third party manufacturer. "Third Party Product" does not include product where AppliedTheory is: a) a corporate subsidiary or affiliate of the third party manufacturer/developer; and/or b) the exclusive re-seller or distributor of product manufactured or developed by said corporate entity.

15.2. Warranty Disclosure

At the time of bid, Product order or Product quote, AppliedTheory is required to disclose the following information in writing to the Department:

                  a) FOR APPLIEDTHEORY PRODUCT AND FOR PRODUCTS (INCLUDING, BUT NOT LIMITED TO, APPLIEDTHEORY AND/OR THIRD PARTY PRODUCTS AND/OR DEPARTMENT'S INSTALLED PRODUCT) WHICH HAVE BEEN SPECIFIED TO PERFORM AS A
                           SYSTEM: Compliance or non-compliance of the Products individually or as a system with the Warranty Statement set forth below; and

                  b)       FOR THIRD PARTY PRODUCT NOT SPECIFIED AS PART OF A
                           SYSTEM: Third Party Manufacturer's statement of compliance or non-compliance of any Third Party Product being delivered with Third Party Manufacturer/Developer's Year 2000 warranty. If such Third Party Product is represented by Third Party Manufacturer/Developer as compliant with Third Party Manufacturer/Developer's Year 2000 Warranty, AppliedTheory shall pass through said Third Party Warranty from the Third Party Manufacturer to the the Department but shall not be liable for the testing or verification of Third Party's compliance statement.

An absence or failure to furnish the required written warranty disclosure shall be deemed a statement of compliance of the Product(s) or System(s) in question with the Year 2000 Warranty Statement set forth below.

15.3. Warranty Statement

Year 2000 warranty 'compliance' shall be defined in accordance with the following warranty statement:

AppliedTheory warrants that Product(s) furnished pursuant to this Agreement shall, when used in accordance with the Product documentation, be able to accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations. Where a purchase requires that specific Products must perform as a package or system, this warranty shall apply to the Products as a system.


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In the event of any breach of this warranty, AppliedTheory shall restore the
Product to the same level of performance as warranted herein, or repair or replace the Product with conforming Product so as to minimize interruption to the Department's ongoing business processes, time being of the essence, at AppliedTheory's sole cost and expense. This warranty does not extend to correction of the Department's errors in data entry or data conversion.

This warranty shall survive beyond termination or expiration of the Agreement.

Nothing in this warranty shall be construed to limit any rights or remedies otherwise available under this Agreement.

16. RELATIONSHIP OF PARTIES

         16.1 AppliedTheory is an independent contractor. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Each party will be solely responsible for payment of all compensation owed to its employees, as well as employment related taxes. Each party will maintain appropriate worker's compensation insurance and unemployment insurance for its employees as well as general liability insurance.

17. ASSIGNMENT

         17.1 This Agreement may not be assigned or delegated by AppliedTheory without the prior written approval of the other party, which consent will not unreasonably be withheld. Subject to the foregoing, this Agreement is binding on the parties and their successors and assigns.

18. NOTICES

         18.1 All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given to AppliedTheory when mailed by first class mail to the following address:

                                  AppliedTheory

                               224 Harrison Street

                               Syracuse, NY 13202

                             Attn: Contracts Manager

         18.2 Notice to the Department shall be sent to the address and to the person identified as the Department Project Coordinator identified in the Statement of Work.

19. GENERAL

         19.1 This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to its choice of law rules.

         19.2 This Agreement, including all exhibits, serves to document formally the entire agreement between AppliedTheory and the Department. As such, this Agreement supersedes and replaces any prior or contemporaneous agreements, negotiations or understandings (whether oral or written), relating generally to the same subject matter. However, any licensing rights to software obtained by the Department under such prior agreements are hereby transferred and incorporated into this Agreement without any loss of rights established thereunder.

         19.3 No modification of, or waiver of rights under, this Agreement will be effective unless it is in writing and signed by the party against which enforcement is sought. A waiver of a provision shall in no way be construed as a waiver of any succeeding breach of such provision or a waiver of the provision itself.

         19.4 If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected; and, in such event, such provision shall be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

         19.5 Department acknowledges and agrees that in the development of the Deliverables, AppliedTheory may use one or more independent contractors upon the prior approval of the Department.

         19.6 Neither party shall be responsible for its failure to perform due to circumstances or causes beyond its reasonable control, including, without limitation, acts of God, wars, riots, embargoes, acts of civil or military authorities, fires, floods, earthquakes, accidents, strikes, failure of suppliers or shortages of transportation, facilities, fuel or energy.


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         IN WITNESS WHEREOF the parties have executed this Agreement as of the date of last signature below.

FOR: AppliedTheory Corporation

  /s/  Angelo Gencarelli
---------------------------------------------------
Name:  Angelo Gencarelli
Title: V.P. Business Integration and Administration
Date:  11/2/2000

FOR: The New York State Department of Labor

  /s/  Paul D. Danaher
---------------------------------------------------
Name:  Paul D. Danaher
Title: Principal Accountant (ES)
Date:  11/2/00




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